Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 26th day of September 2017 (the “Signature Date”) between ACASTI PHARMA INC. (the “Company”) and Laurent Harvey (the “Executive”) (collectively referred to as the “Parties”)

RECITALS:

A.

The Executive has valuable skills and experience which have been of assistance to the Company in managing its clinical, regulatory and non-clinical programs in the challenging and rapidly changing business environment in which it operates since October 1, 2013.

B.	The Company has offered the Executive employment on the terms set out in this Agreement, and the Executive has accepted the Company’s offer, effective on the Effective Date (as defined below).

THEREFORE, the Parties agree as follows:

SECTION 1: DUTIES AND RESPONSIBILITIES

1.1	Position

As of April 1, 2017 (the “Effective Date”), the Executive will continue to be employed full-time by the Company’s its Vice President, Clinical and Non-Clinical Affairs(“VP C&NCA”). The Executive will carry out those duties, responsibilities and reporting requirements which are ordinarily expected of a VP C&NCA, and such other reasonable duties as may from time to time be assigned by the CEO or the Board of Directors. Starting on the Effective Date, the Executive could serve as a director and officer of any affiliate(s) without further compensation. The Executive will be fully covered under the Company’s Director and Officer insurance policy. The Company will also indemnify the Executive in accordance with the Company’s General By-Laws.

1.2	Full Time and Attention and Duty of Loyalty

The Executive shall devote full working time and attention in the performance of the Executive’s duties with the Company and its affiliates. While an employee of the Company, the Executive will not, without obtaining the prior written consent of the Company, assume any other employment or engage in any other business, occupation or directorship, other than as a director of boards of directors for (i) charitable organizations or (ii) industry organizations related to the business of the Company. The Executive recognizes that he owes a duty of loyalty to the Company and shall act at all times in the Company’s best interests.

1.3	Location

It is the expectation that the Executive will operate out of the Company’s headquarters in the Montreal area on a full-time basis.

1.4	Compliance with Rules and Policies

The Executive will comply with all Company rules and policies provided or made available to him, including the Code of Conduct and Insider Trading policy. The Company may, from time to time, amend, alter, change, delete or establish new rules and policies (collectively, the “Revised Policies”) to meet the business needs of the Company. The Executive agrees that, immediately upon receiving notice of and access to such Revised Policies, the Executive’s employment will be governed by such Revised Policies.

SECTION 2: REMUNERATION

2.1	Base Salary

The Executive will be paid an annual salary in the amount of CDN$185,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices, as may be amended from time to time. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

2.2	Annual At Risk Incentive Compensation

(a)

The Executive will be eligible to earn an annual bonus (the “Bonus”) based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion. The Maximum Bonus will be up to 30% of Base Salary and will be based on performance targets set by the Board. There is no representation that a Bonus will be paid in any given year or that a Bonus in one year will be comparable to another year and under no circumstances is the Bonus to be considered part of the Executive’s Base Salary or other regular employment income.

(b)

The Bonus, if any, will be paid when the Company normally pays such Bonuses, and should be no later than 60 days following each applicable fiscal year end. If prior to the year end, the Executive’s active employment with the Company ceases at the Executive’s discretion, no Bonus will be paid. If, however, the Executive has received notice of termination, other than for cause, the Executive will still be eligible to earn a Bonus, pro-rated to the number of months of active employment completed by the Executive during that fiscal year, based on the achievement of metrics and goals established and evaluated by the Board, in its sole discretion, for that fiscal year.

2.3	Stock Options

(a)

The Executive shall continue to be eligible to participate in the Company’s Stock Option Plan, as approved by the Board and as amended from time to time (the “Stock Option Plan”). The vesting of stock options (“Options”), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plan and the grant documents.

(b)

The Executive will be eligible to receive additional annual grants. The quantum of such grants shall be set by the Board of Directors, in its discretion, having regard to Company practice and performance and the provisions of the Stock Option Plan, as amended from time to time.

(c)	The grant document(s) shall provide that vesting of the award will begin on the grant date and will occur on an equal annual basis over three (3) years and expire after ten (10) years.

(d)

The grant documents will contain customary terms and conditions for awards of this nature, including specific provisions pursuant to which (i) vesting of all unvested options shall become fully vested as of the effective date of a change of control of the Company (as defined under the grant documents and the amended Stock Option Plan), (ii) upon a termination by the Company without cause, the vested portion of the Options, as of the termination date, will expire on the lesser of a) the period of time remaining until the expiry date, as set forth in the grant documents; and b) 12 months following the termination date, and (iii) the Company will expressly decline any repurchase right of the Options granted to the Executive.

2.4	Benefits

The Executive will participate in the Company’s group insurance plans and other employee benefits in accordance with Company policy. The Executive will, more specifically, be eligible to participate in the Group Registered Retirement Savings Plan, or any other similar plan the Company may offer in lieu, and the Deferred Profit Sharing Plan in accordance with the provisions of the applicable plans, which may be amended from time to time at the Company’s sole discretion.

2.5	Vacation

The Executive’s annual vacation entitlement will be four (4) weeks per year. The Executive is required to arrange vacation time to suit the needs of the Company. Vacation entitlements, including treatment of unused vacation time, shall be in accordance with the Company’s vacation policy.

2.6	Reimbursement of Expenses –

(a)

The Company agrees to reimburse the Executive for any reasonable out of pocket expenses incurred in the course of performing his employment duties. Reimbursement will be conditional upon the Executive providing an itemized account and receipts. The Company may also provide the Executive with a credit card for such purposes and to facilitate the same.

(b)	The Company shall also reimburse the Executive for the following expenses:

(i)	Travel expenses for business travel in accordance with the Company’s travel expense and reimbursement policy.

(ii)	Home office expenses including the following: office supplies, postage, internet services, business cell phone, including international service call plans, laptop computer, IT services, as needed.

(iii)	Business laptop, monitor and a docking station in the Company’s headquarters in Montreal; and,

(iv)	Any other reasonable business expenses as covered in the Company’s board approved budget (for example, this could include taking a consultant to lunch, or attendance at a conference).

SECTION 3: TERMINATION OF EMPLOYMENT

3.1	Termination by the Company for Cause

The Company may terminate the Executive’s employment at any time for good and sufficient cause. “Cause” shall notably mean, but is not limited to: (i) an act of material dishonesty made by Executive in connection with Executive’s carrying out his job responsibilities to Company that is intended to benefit Executive directly or indirectly, (ii) Executive’s conviction of, or plea of nolo contender to, a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business, and (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company or its affiliates. The expression “good and sufficient cause” should be interpreted the same way as Quebec Tribunals interpret and apply it.

If the Executive’s employment is terminated for cause, except as may be required by applicable employment standards legislation, no notice and/or severance will be provided.

3.2	Termination by the Company without Cause or Upon Change of Control

(a)

Severance Payments. The Company may terminate the Executive’s employment at any time without cause by providing the Executive with a 30-day notice of termination, and afterwards, payment of Base Salary, equal to two months for each full year of completed service up to a maximum of twelve months (the “Severance Period”). The Company is obligated to make payment of Base Salary, equal to twelve (12) months, should the Executive be terminated upon a “Change of Control” event, as such term is defined under the Corporation Stock Option Plan.

(b)

The foregoing arrangements set out in (a) fully satisfy the Company’s and all affiliates’ obligations to the Executive in respect of the termination of his employment and he will not be entitled to further notice of termination or severance pay under common law, civil law or contract. The Executive irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Executive may claim to be entitled, now or in the future; the Executive further agrees and acknowledges that payment of the arrangements set out in (a) are conditional upon the Executive executing at time of termination of employment a full and final release to the benefit of the Company.

3.3	Termination by Executive With Notice

If the Executive decides to resign from employment, the Executive will provide the Company with at least 60 days advance written notice. The Company may upon written notice, at any time during such notice period, relieve the Executive from all or any of his duties for all or part of the remainder of the notice period. This may include a requirement that the Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work. Whether or not the Executive is relieved of any duties, during the notice period, the Executive will be paid Base Salary and other benefits in accordance with this Agreement; the Executive’s employment will not be terminated by any removal of duties and his employment will continue during the notice period and the Executive will continue to be bound by his obligations under this Agreement.

3.4	Termination by Executive With Good Reason

(a)

For the purpose of this article 3.4, “Good Reason” shall mean without Executive’s express written consent substantial changes to the essential conditions of employment of the Executive, such as (i) a significant reduction or adverse change in Executive’s duties, position, reporting relationship or responsibilities, or the removal of Executive from such duties, position or responsibilities; (ii) a significant reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction, other than a reduction applicable to all members of Company management; or (iii) the relocation of Executive to a facility or a location more than two hundred (200) kilometers from Executive’s then present employment location. In addition, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided with thirty (30) days to cure the condition. If the condition is not cured within such thirty (30) day period, the Executive must terminate employment within thirty (30) days of the end of such cure period in order to qualify as a termination for Good Reason.

(b)

Severance Payments. If the Executive terminates his employment with the Company in accordance with the provisions under 3.4(a), the Company is obligated to make payment of Base Salary, equal to the Severance Period, plus any Bonus payable under Section 2.2(b), if any.

(c)

The foregoing arrangements set out in 3.4(b) fully satisfy the Company’s and all affiliates’ obligations to the Executive in respect of the termination of his employment and he will not be entitled to further notice of termination or severance pay under common law, civil law or contract. The Executive irrevocably acknowledges and agrees that the foregoing arrangements constitute full compensation in lieu of any reasonable notice to which the Executive may claim to be entitled, now or in the future.

3.5	Duty to Mitigate

Executive shall be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

3.6	Actions Required Upon Termination

Upon termination of the Executive’s employment for any reason, the Executive shall (i) upon the request of the Company, re-confirm and acknowledge the Executive’s agreement to be bound by the covenants and restrictions in SECTION 4, (ii) promptly return all Company property and records, in whatever form, to the Company and (iii) upon the request of the Company, immediately resign from any and all director or officer positions he may hold with the Company or its affiliates.

SECTION 4: EXECUTIVE COVENANTS

4.1	Non-Disparagement

The Executive shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, any affiliates, and/or their management.

The Company shall not assist with, engage in or authorize the making or publishing of written or oral statements or remarks which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Executive.

4.2	Confidential Information and Intellectual Property

The Executive shall sign and be bound by the standard Company’s Confidentiality and Intellectual Property Agreement.

4.3	Non-Competition

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive’s termination of employment for any reason, without the Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, professional, manager, executive, consultant or similar capacity, engage in or in any way be concerned with any competitor of the Company within Canada or the United States. For the purposes of this Section and Section 4.5, a competitor of the Company is any business engaged in the development, manufacturing or commercialization of marine-derived omega-3 phospholipids, whether extracted from krill or from other marine sources, for any application or in any industry, including the nutraceutical or pharmaceutical industries. Should the Company business cease given it has not been able to fund its continued operations, then this section 4.3 will no longer be applicable.

4.4	Non-Solicitation and Non-Interference

The Executive will not, either while employed with the Company or for a period of twelve (12) months subsequent to the Executive’s termination of employment for any reason, without the Company’s express written consent, either as an individual, or in conjunction with any other person, firm, corporation, or other entity, whether acting as a principal, agent, manager, executive, consultant or similar capacity, within Canada and the United States or any other country in which the Company carries on a business for which the Executive had responsibilities in last five (5) years of employment:

(a)

solicit, attempt to solicit, or communicate in any way with any employees or fulltime consultants of the Company for the purpose of having such employees employed or in any way engaged by another person, firm, corporation, or other entity.

4.5	Acknowledgement

Due to the sensitive nature of the Executive’s position and the special access that the Executive will have to the Company’s confidential information and intellectual property, the Executive will be in a position to irreparably harm the Company should the Executive (either during the Executive’s term of employment with the Company, or subsequent to the termination of such employment) enter into competition with the Company (directly or indirectly) or otherwise make use of the specialized knowledge, contacts and connections obtained during the Executive’s employment to the detriment of the Company. The Executive acknowledges that the unauthorized used or disclosure of such information could irreparably damage the Company’s interests if made available to a competitor, or if used against the Company for competitive purposes. The Executive agrees that the covenants and restrictions contained in this Section 4 are reasonable and valid in terms of time, scope of activities and geographical limitations and understands and agrees that they are vital consideration for the purposes of the Company entering into this Agreement. Competition in this section will be considered as defined in section 4.3. The Executive further acknowledges that a breach on any of his obligations under Section 4 shall entitle the Company to seek interim, interlocutory and permanent interim injunctive relief without proof of actual damages, specific performance or other equitable remedy in addition to any other relief to which the Company may be entitled.

SECTION 5: GENERAL

5.1	Eligibility to Perform Services

The Executive hereby represents and warrants that (i) the Executive is not bound by any agreement, including any restrictive covenants, that may restrict the Executive from accepting employment with the Company and performing the duties assigned to him pursuant to this agreement.

5.2	Severability

If, in any jurisdiction, any provision of this Agreement or its application to either Party or circumstance is restricted, prohibited or unenforceable, the provision shall, as to that jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction, or without affecting its application to other parties or circumstances.

5.3	Entire Agreement

This Agreement, including the attached schedules and the agreements and other documents referenced in this Agreement, constitute the entire agreement between the Parties in respect of the employment of the Executive, and supersede and replace any and all prior agreements, understandings, representations, negotiations and discussions, whether express or implied, oral or written, pre-contractual or otherwise.

5.4	Legal Advice

The Executive acknowledges that the Executive has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Executive to seek independent legal advice prior to executing this Agreement.

5.5	Successors and Assigns

This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company

5.6	Survival of provisions

Section 4 of this Agreement shall survive the termination of this Agreement and the termination of the Executive’s employment for any reason and the obligation set out therein shall remain binding upon the Executive.

5.7	Governing Law

This Agreement is a contract made under and shall be governed by and construed in accordance with, the laws of the Province of Quebec and the federal laws of Canada applicable in the Province of Quebec.

5.8	Currency and Withholding

Unless otherwise specified, all references to money amounts are to the lawful currency of Canada. All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable resident withholdings and deductions.

5.9	Interpretation and Language

The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and the Agreement shall be interpreted without regard to any presumption or other rule requiring interpretation of the Agreement more strongly against the Party causing it to be drafted.

The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices pursuant hereto or relating directly or indirectly hereto be drawn up in English.

(signatures follow on the next page)

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

ACASTI PHARMA INC.

By:	/s/ Jan D’Alvise
	Name:	Jan D’Alvise
	Title:	President and CEO

/s/ Pierre Lemieux	/s/ Laurent Harvey
Pierre Lemieux	Laurent Harvey
Witness	Executive